CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust II of our report dated December 20, 2018, relating to the financial statements and financial highlights, which appear in Columbia Select Global Equity Fund’s, Columbia Contrarian Europe Fund’s, Columbia Seligman Global Technology Fund’s, and Columbia Contrarian Asia Pacific Fund’s Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 26, 2019